Exhibit 10-Y

                  AMENDMENT TO LEASE AGREEMENT

	This Amendment to Lease ("Amendment") is entered into, and dated for reference purposes, as of March 29, 2004 (the "Execution Date") by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Metropolitan"), as Landlord ("Landlord"), and A.P. PHARMA, INC., a Delaware corporation, ("A.P. Pharma"), which was formerly named Advanced Polymer Systems, a Delaware corporation), as Tenant ("Tenant"), with reference to the following facts ("Recitals"):

	A.	Metropolitan and A.P. Pharma are parties to that certain
written Lease, dated as of November 7, 1997, for Premises comprising part of the Building, which current street address of the Premises remains 123 Saginaw Drive, Redwood City, California 94063, all as more particularly described in such Lease (the "Existing Lease").

	B.	Tenant and Landlord desire to provide for a modification
and extension of the Term, new rental rate applicable thereto and such other modifications and amendments of the Existing Lease as more particularly set forth below.

	NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

	Section 1.	Scope of Amendment; Defined Terms; Tenant Name
Change.

	(a)	Except as expressly provided in this Amendment, the
Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term "Lease" as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

	(b)	Tenant represents, warrants and agrees that: (i) it has
amended its Articles of Incorporation to change its name from Advanced Polymer Systems to A.P. Pharma, Inc., which is its name as of the Execution Date; (ii) Tenant's legal entity remains the same and was not otherwise changed; (iii) A.P. Pharma is the Tenant under the Existing Lease, is bound by all obligations of the Tenant under the Existing Lease and holds all right, title and interest of the Tenant under the Existing Lease; (iv) Tenant's Federal Employer Identification Number has not changed and remains 94-2875566.
Tenant's obligations with respect to the representations, warranties and agreements under this Section survive the expiration or sooner termination of the Term of this Lease.

	Section 2.	Modification and Extension of Term.  Landlord
and Tenant acknowledge and agree that, before giving effect to this Amendment, pursuant to the Existing Lease, the Expiration Date of the Term of the Existing Lease is November 14, 2004.
Notwithstanding any provision of the Existing Lease to the contrary, the Existing Lease is hereby amended to provide that the Expiration Date of the Term of the Existing Lease shall be March 31, 2004 instead of November 14, 2004, and then this Lease shall continue for a term (the "Extended Term") beginning on April 1, 2004 (the "Extended Term Commencement Date") and expiring on March 31, 2011 (hereafter, the "Expiration Date" with respect to the Extended
Term), unless sooner terminated pursuant to the terms of the Lease. Provided however, in the event that this Amendment is not executed by both Tenant and Landlord on or before April 1, 2004, then the Extended Term Commencement Date shall instead be the day after the date on which both Tenant and Landlord have executed this Amendment, the Expiration Date of the Term of the Existing Lease shall instead be the date of such execution, and the Expiration Date of the Extended Term shall remain March 31, 2011. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease are hereby deleted as of the Execution Date, and without limiting the generality of the foregoing, the Option to Extend in the Rider of the Existing Lease is hereby deleted.

	Section 3.	Base Annual Rent.  Notwithstanding any provision of
the Existing Lease to the contrary, Tenant and Landlord agree that Basic Annual Rent and Monthly Installments thereof due and payable
(in the manner required under the Lease for Monthly Installments of Basic Annual Rent) by Tenant for the Extended Term shall be as set forth follows:

		(a)	For the Extended Term, Item 3 of the Basic Lease
Provisions and Paragraph 2(a) of the Existing Lease are hereby amended to provide that the Initial Basic Annual Rent applicable to the first year of the Extended Term shall be Four Hundred Twenty-two Thousand Two Hundred Eighty-five and 40/100 Dollars ($422,285.40)
(i.e., $16.20 NNN per square foot of Rentable Area annually).

		(b) 	For the Extended Term, Item 4 of the Basic Lease
Provisions and Paragraph 2(a) of the Existing Lease are hereby amended to provide that the Initial Monthly Rental Installments applicable to the first year of the Extended Term shall be Thirty-five Thousand One Hundred Ninety and 45/100 ($35,190.45) per month (i.e., $1.35 NNN per square foot of Rentable Area per month).

		(c) 	For the Extended Term, Item 5 of the Basic Lease
Provisions and Paragraph 2(a) of the Existing Lease are hereby amended to provide that the Rent Adjustment Date(s) are the respective anniversaries of the Extended Term Commencement Date set forth in the table below with corresponding new Basic Annual Rent and Monthly Rental Installments effective until the next Rent
Adjustment Date:

                                                    Monthly
Rent Adjustment    Basic Annual    Monthly Rental   Rate/RSF
   Date             Rent NNN       Installment NNN     NNN
---------------    ------------    ---------------  --------
1st Anniversary    $434,797.56     $36,233.13       $1.39
2nd Anniversary    $447,309.72     $37,275.81       $1.43
3rd Anniversary    $462,949.92     $38,579.16       $1.48
4th Anniversary    $475,462.08     $39,621.84       $1.52
5th Anniversary    $491,102.28     $40,925.19       $1.57
6th Anniversary    $503,614.44     $41,967.87       $1.61

	Section 4.	Project & Tenant's Project Share.  Notwithstanding
any provision of the Existing Lease to the contrary, including without limitation, Paragraphs 1(a) and 3(a), and Item 6 of the Basic Lease Provisions, Phase III ceased to be part of the Project, and as of the Execution Date, the Project consists of Phase I and Phase II with a total of 301,824 rentable square feet, and Tenant's Project Share is agreed to be 8.64%.

	Section 5.	Condition of Premises.  Notwithstanding any
provision of the Existing Lease to the contrary, Tenant acknowledges and agrees that: (1) Tenant has been in occupancy of the Premises since 1997; (2) Tenant has investigated the condition of the Premises to the extent Tenant desires to do so; (3) Tenant is leasing the Premises in its "As Is" condition; (4) no representation regarding the condition of the Premises has been made by or on behalf of Landlord; (5) in connection with this Amendment, Landlord has no obligation to remodel or to make any repairs, alterations or improvements in connection with this Amendment, or to provide Tenant any allowance therefor; and (5) all alterations, additions or improvements in connection with this Amendment or hereafter shall be in accordance with Paragraph 7 of the Existing Lease and Tenant shall pay a fee to Landlord ("Construction Administration Fee") in connection with Landlord's review of plans and specifications and monitoring construction performed by Tenant, which shall not exceed two percent (2%) of the contract amount for the design and construction.

	Section 6.	Rights & Responsibilities of Landlord Re Certain
HVAC Units. Notwithstanding any provision of the Existing Lease to the contrary, including, without limitation, Sections 6(a) and (b), and Section3(c)(18), if and to the extent that replacement of the Original HVAC Units (defined below) or components thereof is necessary and would constitute a capital expenditure, Landlord
(rather than Tenant) shall cause such replacement to be made and Tenant shall pay 100% of the portion of the amortized cost of such capital expenditures allocable to the remainder of the Extended
Term, calculated using an amortization period equal to the useful life of the HVAC unit or component, as applicable, together with a return on capital at the rate of ten percent (10%) per annum. For purposes hereof, "Original HVAC Units" shall mean those HVAC units owned by Landlord which exclusively serve the Premises and which were in place when the Premises was originally delivered to Tenant.

	Section 7.	Amendment & Reduction of the Security Deposit.
Provided that (a) all Rent due and owing under the Lease (as modified by this Amendment) has been paid in full; and (b) Tenant is not, on the Extended Term Commencement Date, in default under the Existing Lease beyond any applicable notice and grace period; then:
(i) the cash Security Deposit required under Paragraph 4 of the Lease and Item 10 of the Basic Lease Provisions shall be reduced from One Hundred Fifty Thousand Dollars ($150,000.00) to Seventy-five Thousand Dollars ($75,000.00) and Landlord shall apply the unapplied outstanding balance of the Security Deposit then held by Landlord in excess of the reduced amount as a credit against the next payments of Rent due and owing under the Lease on and after the Extended Term Commencement Date.

	Section 8.	Change of Address for Copies of Notices to Landlord.
The current addresses for notices to be sent to Landlord pursuant to Paragraph 23 of the Existing Lease are modified as follows:

		Metropolitan Life Insurance Company
		c/o Seaport Centre Property Manager
		701 Chesapeake Drive
		Redwood City, California  94063
		Attention:  Property Manager

		with copies to the following:

			Metropolitan Life Insurance Company
			400 South El Camino Real, Suite 800
			San Mateo, CA  94402
			Attention:  EIM Manager, Real Estate Investments

					and

			Metropolitan Life Insurance Company
			400 South El Camino Real, Suite 800
			San Mateo, CA  94402
			Attention:  Associate General Counsel

	Section 9.	Time of Essence.  Without limiting the generality of
any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

	Section 10.	Brokers.  Tenant represents that no broker,
agent or person has represented, dealt with or had discussions with it in connection with this Amendment transaction other than Tom Driscoll and Jon Mackey of Cornish & Carey Commercial ("Tenant's Broker") and that no broker, agent or person except Tenant's Broker has brought about this Amendment transaction. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys' fees and expenses) by any broker, agent or other person (except Landlord's Broker) claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the transaction contemplated by this Amendment, except for a commission payable to Tenant's Broker to the extent provided for in a separate written agreement between Tenant's Broker and Landlord's Broker (defined below). The term "Landlord's Broker" shall mean Howard Dallmar and Roderick Shepard of Cornish & Carey Commercial, and Tenant shall not be responsible for payment of any commission to Landlord's Broker. The provisions of this Section shall survive the expiration or earlier termination of the Amendment or the Lease. Landlord hereby agrees to pay such commission, if any, to which Landlord's Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord's separate written agreement with Landlord's Broker, and agrees that Tenant is not obligated to pay or fund any amount to Landlord's Broker. The provisions of this Section shall survive the expiration or earlier termination of the Amendment or the Lease.

	Section 11.	Attorneys' Fees.  Each party to this Amendment
shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

	Section 12.	Effect of Headings.  The titles or headings of
the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment.

	Section 13.	Entire Agreement; Amendment.  This Amendment
taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

	Section 14.	Authority.  Each person executing this
Amendment represents and warrants that he or she is duly authorized and empowered to execute it, and does so as the act of and on behalf of the party indicated below.

	Section 15.	Counterparts.  This Amendment may be executed
in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. The parties contemplate that they may be executing counterparts of this Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

	IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

	TENANT:		A.P. PHARMA, INC.,
				a Delaware corporation


				By: /S/ Gordon Sangster
                       --------------------

				Print Name: Gordon Sangster
                               ----------------

				Title: Chief Financial Officer
                          ------------------------


	LANDLORD:		METROPOLITAN LIFE INSURANCE COMPANY,
				a New York corporation


				By: /S/ Jon R. Redman
                       -------------------

				Print Name: Jon R. Redman
                               --------------

				Title: Director
                          ---------